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                                                       -------------------------
                                                              OMB APPROVAL
                                                       -------------------------
                                                           OMB No. 3235-0145
                                                       Expires December 31, 1997
                                                       -------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                             L.A. T Sportswear, Inc.
                 -----------------------------------------------
                                (Name of Issuer)

                         Common Stock, Without Par Value
                 -----------------------------------------------
                         (Title of Class of Securities)

                                    501733109
                      -------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continued on the following page(s))



                                Page 1 of 5 Pages


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CUSIP No.    501733109                 13G                     Page 2 of 5 Pages


--------------------------------------------------------------------------------
       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           J. David Keller
--------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                           Not Applicable                                (b) [ ]
--------------------------------------------------------------------------------
       3        SEC USE ONLY


--------------------------------------------------------------------------------
       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States
--------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

          SHARES                       653,651
                         -------------------------------------------------------
       BENEFICIALLY        6        SHARED VOTING POWER

         OWNED BY                      -0-
                         -------------------------------------------------------
           EACH            7        SOLE DISPOSITIVE POWER

        REPORTING                      653,651
                         -------------------------------------------------------
          PERSON           8        SHARED DISPOSITIVE POWER

           WITH                        -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           653,651
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                SHARES*

                           Not Applicable
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           15.6%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a).        Name of Issuer.

                  L.A. T Sportswear, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  1200 Airport Drive, Ball Ground, Georgia 30107

Item 2(a).        Name of Person Filing.

                  J. David Keller

Item 2(b).        Address of Principal Business Office or, if none, Residence.

                  1200 Airport Drive, Ball Ground, Georgia 30107

Item 2(c).        Citizenship.

                  United States

Item 2(d).        Title of Class of Securities.

                  Common Stock, without par value

Item 2(e).        CUSIP Number.

                  501733109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4(a).        Amount Beneficially Owned as of December 31, 1997.

                  653,651 shares of Common Stock.

Item 4(b).        Percent of Class.

                  15.6%

Item 4(c). Number of Shares as to Which Such Person has Sole or Shared Voting and Dispositive Power.

                  Mr. Keller has both sole voting power and sole dispositive power with respect to all 653,651 shares of Common Stock which he beneficially owns.


                                Page 3 of 5 Pages

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Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  Not Applicable



                                Page 4 of 5 Pages

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                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:   February 11, 1998               /s/ J. David Keller
     ----------------------             ----------------------------------------
                                        J. David Keller


                                Page 5 of 5 Pages